Exhibit 10.16

BRUNSWICK CORPORATION

2005 ELECTIVE DEFERRED INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

SECTION 1

General

1.1. Purpose.  The Brunswick Corporation 2005 Elective Deferred Incentive Compensation Plan (the “Plan”) was previously established by Brunswick Corporation (the “Company”) so that it may provide eligible employees with an opportunity to build additional financial security, thereby aiding the Company in attracting and retaining employees of exceptional ability.  The Plan applies to the deferral of amounts that are earned or become vested after December 31, 2004.  The Brunswick Corporation Elective Deferred Compensation Plan (the “Prior Plan”) shall apply to the deferral of amounts that are earned and become vested on or before December 31, 2004.  The following provisions constitute an amendment and restatement of the Plan effective January 1, 2009.

1.2. Change in Control.  For purposes of the Plan, the term “Change in Control” shall have the meaning set forth in Section 409A of the Code; provided, however, in no event shall an acquisition of assets under Treasury Regulation 1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of all or substantially all of the Company’s assets.

1.3. Code.  For purposes of the Plan, the term “Code” means the Internal Revenue Code of 1986, as amended.  References to sections of the Code also refer to any successor provisions thereof.  If, after the Effective Date, there is a change in the provisions or interpretation of Code section 409A which would have a material effect on the benefits of the Plan to a Participant or the Company, the Company shall revise the Plan in good faith to preserve the benefits of the Plan for the Company and the Participants.

1.4. Effective Date.  The “Effective Date” of this amendment and restatement of the Plan is January 1, 2009.

1.5. Eligible Employees.  The term “Eligible Employee” for any period shall mean any employee of the Company who is designated as an Eligible Employee for that period, either by individual designation by the Committee, or by being a member of a group of employees designated by the Committee.

1.6. Operation and Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 6.  Capitalized terms in the Plan shall be defined as set forth in the Plan.

1.7. Plan Year.  The term “Plan Year” means the calendar year.

1.8. Applicable Law.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.9. Notices.  Any notice or document required to be filed with the Plan Administrator (as defined in subsection 6.1) or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices.  The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time.  Any notice required under the Plan may be waived by the person entitled to notice.

1.10. Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Plan Administrator at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require.

1.11. Benefits Under Qualified Plans.  Compensation of any Participant that is deferred under the Plan, and benefits payable under the Plan, shall be disregarded for purposes of determining the benefits under any plan that is intended to be qualified under section 401(a) of the Code.

1.12. Other Costs and Benefits.  The Plan is intended to defer, but not to eliminate, payment of compensation to a Participant.  Accordingly, if any compensation or benefits that would otherwise be provided to a Participant in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Participant for such reduction or elimination.  However, no reimbursement will be made for increased taxes resulting from benefits under the Plan (whether resulting from a change in individual income tax rates or otherwise).

1.13. Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.14. Withholding.   Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments in shares of common stock of the Company (“Company Stock”), the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Company Stock, or alternatively, a number of shares of Company Stock the Fair Market Value (defined below) of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of shares of Company Stock so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.  “Fair Market Value” means the closing price on the New York Stock Exchange - Composite Transactions Tape on the relevant date or on the next preceding date on which a closing price was quoted; provided, however, that the Committee may specify some other definition of Fair Market Value.

1.15. Adjustments.  In the event of any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure, the number and class of securities distributable under this Plan and the number of share units in Participants’ Elective Stock Deferral Accounts shall be appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

SECTION 2

Participation

2.1. Deferral Election.  An Eligible Employee shall participate in the Plan by electing to defer payment of all or a portion of the Eligible Employee’s Eligible Compensation pursuant to the terms of a “Deferral Election.”  An Eligible Employee’s Deferral Election shall be made in the form and during the election period specified by the Committee.  Such election period shall end no later than the last day of the Plan Year preceding the Plan Year to which the election applies; provided, however, if the Committee determines that the Eligible Compensation being deferred satisfies the requirements of “performance-based compensation” within the meaning of Code Section 409A, then any election to defer such Eligible Compensation must be made no later than the date which is six months prior to the end of the performance period; provided, further, that a new Eligible Employee may make a Deferral Election with respect to Eligible Compensation earned after the election is made within 30 days after becoming an Eligible Employee.  A deferral election shall be irrevocable for the Plan Year to which it relates.  All Plan deferral elections shall be administered in accordance with the requirements of Code Section 409A.

2.2. Eligible Compensation.  For purposes of the Plan, a Participant’s “Eligible Compensation” from the Company for any Plan Year means such amounts as would otherwise be payable to the Participant by the Company, and which are designated by the Committee as compensation eligible for deferral in accordance with the Plan.

2.3. Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Plan Accounting

3.1. Deferred Compensation Accounts.  A “Deferred Compensation Account” shall be established on behalf of each Participant.  Subject to subsection 3.2, the balance of a Participant’s Deferred Compensation Account shall be credited with the amount by which the Participant’s Eligible Compensation subject to a Deferral Election is reduced pursuant to the Deferral Election that is not deferred into an Elective Stock Deferral Account pursuant to subsection 3.2.  Participants’ Deferred Compensation Accounts shall be maintained, adjusted (including adjustments for hypothetical investment returns) and distributed as provided in the Brunswick Restoration Plan.

3.2. Elective Stock Deferral Accounts.  A Participant’s Deferral Election with respect to an award under the Brunswick Performance Plan (“BPP”) (or the Brunswick Corporation Strategic Incentive Plan (“SIP”) for periods prior to January 1, 2008) may designate all or a portion of such award to be deferred into an “Elective Stock Deferral Account” for the Participant.  A Participant’s Elective Stock Deferral Account shall be credited with (i) the number of “Original” stock units equal to the sum of (i) the number of shares of Company Stock the Fair Market Value of which (determined as of the date on which funding of the deferred BPP award is approved by the Committee) equals the amount of the BPP award deferred into the Elective Stock Deferral Account and (ii) the number of “Premium” stock units equal to 20% of the number of Original stock units determined in (i).  As of each accounting date, a Participant’s Elective Stock Deferral Account shall be adjusted to reflect the deemed reinvestment of dividends in accordance with the terms of the Company’s dividend reinvestment program, as in effect from time to time, and shall be charged the amount of any distributions under the Plan with respect to that Account that have not previously been charged.

3.3. Statement of Accounts.  The Company shall periodically provide each Participant with a statement of the transactions in the Participant’s Accounts.

SECTION 4

Distributions

4.1. General.  Subject to this Section 4, the balance of a Participant’s Account(s) shall be distributed in a single lump sum as soon as practicable after the date the Participant ceases to be employed by the Company; provided, however, that distribution to a Participant who is a corporate officer or an employee in Salary Grade 21 or above shall be made six months after the date the Participant ceases to be employed by the Company.  In no event shall the amount distributed with respect to any Participant’s Account(s) as of any date exceed the amount of the balance of the Account(s) as of that date.

4.2. In-Service Distribution Election for Elective Stock Deferral Accounts.  A Participant may elect in the Deferral Election with respect to a BPP award (or SIP award, prior to 2008), in accordance with such rules and procedures as determined by the Committee, to receive a distribution of the stock units credited to the Participant’s Elective Stock Deferral Account with respect to such award prior to the date the Participant ceases to be employed by the Company (“In-Service Distribution Election”); provided, however, that no In-Service Distribution Election may be changed after it has been made and, subject to subsection 4.1, no distribution to be made pursuant to an In-Service Distribution Election may be accelerated to a date earlier than that set forth in the In-Service Distribution Election.

4.3. Forfeiture of Unvested Premium Stock Units.  In the event of any distribution of Original stock units that were credited to a Participant’s Elective Stock Deferral Account as a result of a deferred BPP award (or SIP award, if applicable) less than three years before the date of distribution, other than a distribution following termination of the Participant’s employment due to death, permanent and total disability, after a Change in Control, or after the sum of the Participant’s age and years of service is at least 65, the Premium stock units (and associated dividend reinvestments) that were credited at the same time as such Original stock units shall be forfeited.

4.4. Medium of Payment.  All distributions from Participants’ Deferred Compensation Accounts shall be paid in cash and all distributions from Participants’ Elective Stock Deferral Accounts shall be distributed by the Company in shares of Company Stock.

4.5. Beneficiary.  Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require.  A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier.  If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before the Participant or before complete payment of the Participant’s benefits, the amounts shall be paid to the Participant’s surviving spouse, or if the Participant has no surviving spouse, to the legal representative or representatives of the estate of the last to die of the Participant and the Participant’s designated beneficiary.

4.6. Distributions to Disabled Persons.  Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage such person’s financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for the benefit of such person until claim is made by a conservator or other person legally charged with the care of such person or such person’s estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary.  Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of such person or such person’s estate.

4.7. Benefits May Not be Assigned.  Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.  Payments to or on behalf of a Participant under the Plan are not subject to reduction or offset for amounts due or alleged to be due from the Participant to the Company.

SECTION 5

Source of Benefit Payments

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company.  Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

SECTION 6

Committee

6.1. Powers of Committee.  Responsibility for the day-to-day administration of the Plan shall be vested in the Plan Administrator, which shall be the Committee or its delegate.  The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee.  The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.  Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

6.2. Delegation by Committee.  The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.  Until the Committee takes action to the contrary:

(a)
The Chief Executive Officer of the Company shall be delegated the power and responsibility to take all actions assigned to or permitted to be taken by the Committee under Section 2, Section 3, and Section 4 (other than the powers and responsibility of the Plan Administrator).

(b)
The powers and responsibilities of the Plan Administrator shall be delegated to the Vice President - Human Resources (or delegate) of the Company, subject to such direction as may be provided to the Vice President - Human Resources or delegate from time to time by the Committee and the Chief Executive Officer of the Company.

6.3. Information to be Furnished to Committee.  The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties.  The records of the Company as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and Eligible Compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4. Liability and Indemnification of Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company.  The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

Amendment and Termination

The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), provided, however, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan, subject to the following:

(a)
The Committee, with the approval of the Board, may terminate the Plan, in which case benefits shall continue to be paid in accordance with the terms of the Plan, unless the Committee determines to pay all benefits in a lump sum payment during the period beginning 12 months after the termination date and ending 24 months after the termination; provided, further if the Plan is terminated in connection with a Change in Control, all benefits shall be paid during the period beginning 30 days prior to such Change in Control and ending 12 months after the Change in Control.

(b)	Prior to the beginning of any Plan Year, the Committee may eliminate future deferrals under the Plan for such Plan Year.

(c)
Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 7; provided, however, that, the Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Human Resources and Compensation Committee under this Section 7.